Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Selected Preliminary Financial Results for the First Quarter of Fiscal Year 2009

Burlington, Mass. – October 30, 2008 – Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced selected preliminary financial results for the first quarter of fiscal year 2009, ended September 30, 2008.

Mark Fusco, Chief Executive Officer of AspenTech, said “During the first quarter, we continued to close deals with blue chip customers across each of our target markets in the process manufacturing industry.  Our license bookings of approximately $35 million in the first quarter were largely consistent with the year ago period and reflect the fact that the September quarter is typically a seasonally slower quarter.  While we had a sizeable opportunity that pushed out of the September quarter, we were pleased to see continued strength in the volume of license bookings over $250,000 in the quarter.”

Fusco added, “We continue to monitor the health of the global economy and how that may impact the investment decisions of our customers.  While no company is completely immune to the growing economic crisis, from a long-term perspective, we believe that AspenTech is well positioned as a result of our proven ROI, unique value proposition, long-standing customer relationships with recurring term-based contracts, and proven ability to manage expenses closely.”

The Company’s cash balance at the end of the first quarter was approximately $134 million, as compared to approximately $135 million at the end of the fourth quarter of fiscal 2008.  The Company did not sell any installments receivable during the first quarter, marking the third consecutive quarter that it has not done so.  At the same time, the Company increased its company-owned installments receivable by over $10 million and used cash flows to reduce its secured borrowing balance by over $10 million during the first quarter.

Brad Miller, Chief Financial Officer of AspenTech, said, “We are pleased with the ongoing performance of our business as we focus on the completion of our quarterly financial statement filings with the SEC.  As we continue to use customer collections to pay down our secured borrowing account and grow the Company-owned balance of installments receivable, we are strengthening our balance sheet and moving toward a financial model that we believe will be characterized by better visibility into operating cash flows over the long term. Our large existing cash balance is invested conservatively, which is important considering recent events in the financial markets.”

Conference Call and Webcast

AspenTech will host a conference call and webcast today, October 30, 2008, at 8:00 am (Eastern Time) to discuss the Company’s selected preliminary financial results, business outlook, and related corporate and financial matters.  The live dial-in number is (877) 239-3024, conference ID code 68673560. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 68673560 through November 6, 2008.

About AspenTech

AspenTech is a leading global supplier of software that optimizes process manufacturing.  With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2008 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward Looking Statements

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: AspenTech’s plan to improve operational performance may not be implemented effectively; AspenTech has identified material weaknesses in its internal controls with respect to software license revenue recognition and other matters, that, if not remedied effectively, could result in material misstatements; AspenTech may incur substantial damages and expenses as the result of pending and future securities litigation and government investigations, including securities litigation based on the restatements of the company’s financial statements as well as any future action associated with a determination that the company has failed to comply with its existing consent decree with the Federal Trade Commission; AspenTech’s lengthy sales cycle makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; the possibility of new accounting standards or the interpretation of existing accounting standards affecting our financial results; AspenTech’s ability to raise additional capital as required; intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; challenges associated with international operations; risks associated with AspenTech’s delisting from The Nasdaq Stock Exchange and the trading of AspenTech’s common stock over the counter; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Source: Aspen Technology, Inc.